Exhibit 99.2

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EDITED TRANSCRIPT

DRE—Q2 2014 Duke Realty Corp Earnings Call

EVENT DATE/TIME: JULY 31, 2014 / 07:00PM GMT

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

CORPORATE PARTICIPANTS

Ron Hubbard Duke Realty Corp—IR

Denny Oklak Duke Realty Corp—Chairman and CEO

Jim Connor Duke Realty Corp—COO

Mark Denien Duke Realty Corp—CFO

CONFERENCE CALL PARTICIPANTS

James Feldman BofA Merrill Lynch—Analyst

Kevin Varin Citigroup—Analyst

Vance Edelson Morgan Stanley—Analyst

Brendan MaioranaAnalyst

David Rodgers Robert W. Baird & Company, Inc.—Analyst

Eric Frankel Green Street Advisors—Analyst

Neil Malkin RBC Capital Markets—Analyst

Michael Bilerman Citigroup—Analyst

Ki Bin Kim SunTrust Robinson Humphrey—Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Duke Second Quarter Earnings Conference Call.

(Operator Instructions)

I would now like to turn the conference over to our host, Mr. Ron Hubbard. Please go ahead.

Ron Hubbard — Duke Realty Corp—IR

Thank you. Good afternoon, everyone, and welcome to our Second Quarter Earnings Call. Joining me today are Denny Oklak, Chairman and CEO; Jim Connor, Chief Operating Officer; and Mark Denien, Chief Financial Officer.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our December 31, 2013 10-K that we have on file with the SEC. Now for our prepared statement, I’ll turn it over to Denny Oklak.

Denny Oklak —Duke Realty Corp—Chairman and CEO

Thank you, Ron. Good afternoon, everyone.

Today, I will highlight some of our key accomplishments for the quarter and then Jim Connor will give you an update on our leasing activity and development activity. I’ll review our asset recycling transactions and Mark will then address our second quarter financial performance and balance sheet.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

By all counts, the second quarter was a great success for Duke Realty and I’m very proud of our team for their accomplishments. We signed 9 million square feet of leases and finished the quarter at 94.5% in-service occupancy rate, our highest level since 1999. Rents on renewal leases for the quarter grew by 7.6%, a level consistent with the first quarter and reflecting the strong supply/demand fundamentals and solid pricing power.

We started at $213 million of new development projects at solid yields and we made significant progress on the disposition front with nearly $300 million closed in the second quarter, both exceeding our expectations as of midyear. We also opportunistically issued common stock on our ATM program.

We used the disposition and the ATM proceeds to redeem our Series J Preferred Shares and to fund our increased development expectations for the full year. Mark will touch more on this later. Now I’ll turn it over to Jim Connor to give a little more color on our leasing activity and development pipeline.

Jim Connor —Duke Realty Corp—COO

Thanks, Denny, and good afternoon, everyone.

From an operational standpoint, we had a very strong quarter with leasing of 9 million square feet, as Denny noted. Our total in-service occupancy ended up at 94.5%. That’s up 50 basis points from the previous quarter.

Our tenant retention was solid at about 68%, and rental rate growth on renewals continues to prove across the portfolio, with growth of 7.6%. We continue to be very focused on pushing rents throughout our portfolio, and in particular, on the industrial side.

Now, let me touch on some of the key activity within each of our product types. With respect to our industrial portfolio, we continue to see fundamentals improve with completion of 7.8 million square feet of total leasing, including 1.9 million square feet of build-to-suit development, 680,000 square feet of leasing in our recently completed spec projects.

In-service occupancy in the bulk industrial portfolio at the end of the quarter was 95.6%, that’s 120 basis points higher than a year ago, and a 15-year high for us. Compared to general market vacancy in our 22 markets, our in-service occupancy is outperforming the competition by almost 250 basis points.

As I noted, we signed two deals totaling nearly 680,000 square feet that filled the remaining space in two of our speculative projects. One in Chino, California and one in Indianapolis, Indiana that were both placed in service in 2013.

Also contributing to growth in our industrial occupancy was a new 300,000-square foot lease that we signed with Amazon in the Atlanta market. And on the renewal side, we executed three notable industrial leases between 200,000 and 430,000 square feet with Georgia Pacific, Home Depot, and Coca-Cola in our Atlanta, Indianapolis, and Dallas markets, respectively.

With the tightening of conditions across most of our markets and high occupancies in our own portfolio, we’ve been highly focused on capturing rent growth, as we’ve been saying now for the last few quarters. I’m proud to note that our industrial rent growth accelerated to 9% during the second quarter, bringing our year-to-date average to 8.7%.

Now I would like to turn to the medical office portfolio. We continue to have positive trajectory with our in-service occupancy increasing to 93.9%. That’s 120 basis points above a year ago, and with a weighted average remaining lease term of over 10 years.

The suburban office market continues to show slight improvement across most of our markets. Rent growth is still relatively flat in most markets, but concessions are on a downward trend.

Our in-service office portfolio ended the quarter at 87.7% leased, which is down 40 basis points from the first quarter. This decrease is entirely attributable to our second quarter dispositions, which had an average occupancy of 93%.

Now I’ll turn to the development side, where we had $213 million of starts across 10 projects in the second quarter that totaled 3.6 million square feet, and expect to generate a 7.2% weighted average initial stabilized yield. We commenced three speculative projects this quarter, as we had alluded on previous calls regarding support coming speculative projects in 2014.

With our recent signing, our 2.4 million square feet of speculative projects that we’ve started since 2009 and are now in service are 97% leased. I think we’ve done a great job covering all of our spec bets across all of our markets.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

The projects in particular we started, a 144,000-square foot speculative project in Northern New Jersey in our Legacy Commerce Center. We started the 324,000-square foot speculative facility in Chicago down on the I-55 Corridor, which was a redevelopment site we acquired in late 2013. I should also note our Chicago industrial market has been 95%-plus leased for close to five years, and we’ve got great leasing momentum down in the I-55 Corridor.

The third project we started was a 937,000-square foot development within an existing joint venture at our AllPoints Midwest Park in the Indianapolis Airport submarket. We are currently 99.3% leased on our entire 19.5 million-square foot bulk industrial portfolio in Indianapolis.

In addition to these three spec developments, we commenced construction on a 270,000-square foot facility that’s 47% preleased in a Dallas Airport submarket. Our Dallas portfolio is over 97% leased and our team has been generating excellent rent growth and renewals over the last year.

We also executed six 100% preleased build-to-suit development projects in the second quarter. Four of these were bulk industrial as follows. One was 486,000 square feet on land — on our own land in Minneapolis in the Northwest submarket, a 305,000-square foot development in Columbus, Ohio on our land at the Rickenbacker Global Logistics Park, a 757,000-square foot building in the Northwest submarket of Chicago, and lastly, a 240,000-square foot development in Houston, down near the Port of Houston.

These industrial build-to-suit projects have terms ranging from 10 to 15 years. And lastly, the fifth build-to-suit project was a 54,000-square foot medical office expansion with TriHealth in Cincinnati. This represents the fifth development completed with TriHealth in the last seven years, which is really a reflection of our reputation as a trusted provider and advisor of facility needs in the health care industry.

Lastly, the sixth build-to-suit we started in the second quarter was 112,000-square foot Class A office project for Interactive Intelligence on our land in the Woodland Corporate Park in Indianapolis. We simultaneously negotiated expansions and extensions of our leases with Interactive on two existing leases that totaled 272,000 square feet within that same park.

From an overall development pipeline perspective at quarter end, we have 31 projects under construction, totaling 10.8 million square feet, at a projected $722 million in stabilized costs at our share, that is 76% preleased in aggregate. These projects have an initial cash stabilized yield of 7.4%, and a GAAP yield of 8.1%; again, highlighting the tremendous value creation being executed by our teams and our strategic land holdings. Thank you, and now I’ll turn it back over to Denny to cover our recycling activities.

Denny Oklak —Duke Realty Corp—Chairman and CEO

Thanks, Jim.

With respect to investment activity, we had $278 million of building dispositions during the quarter, consisting of five transactions. The two largest transactions were the sale of the 3630 Peachtree office building in Buckhead and an office portfolio in Cincinnati. We closed on the 3630 Peachtree tower in Atlanta’s Buckhead submarket, a deal that most of you probably saw in the news late last month.

The deal sold for a Buckhead record $390 per square foot, and our share of the proceeds was about $100 million. The project was 86% leased at closing. While this project went through some rough times during the downturn, including a large impairment charge, it ended up with a great result, as we fully recouped all of our invested capital and made a nice profit.

The portfolio in Cincinnati was sold for $150 million, or roughly $144 per square foot. The six office buildings making up this portfolio were, on average, 16 years old. The portfolio was 96% leased, but I would qualify that saying that nearly 75% of the leases roll in the next three and a half years.

On the land side, we sold $18 million of nonstrategic parcels during the quarter. In addition, I’ll note that combining land sales with development projects on our land year-to-date, we’ve monetized 350 acres, or about $69 million of land.

On the acquisition side, this quarter we closed on a 980,000-square foot modern bulk facility located in the Lehigh Valley region of Pennsylvania, which was just completed for a purchase price of $73 million. We actually went under contract on the facility in a forward commitment structure in the third quarter of 2013, just after the project commenced construction and after a prelease for 100% of the space was signed. Given the cap rate compression in this market over the last nine months, we believe our acquisition cap rate was approximately 50 basis points above today’s levels.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

As noted on the last few calls, the acquisition market continues to be intensely competitive and given our very strong development pipeline and opportunities, we expect the acquisition activity for the remainder of this year to be low. I’ll now turn it over to Mark to discuss the financial results and our capital plans.

Mark Denien —Duke Realty Corp—CFO

Thanks, Denny. Good afternoon, everyone.

As Denny mentioned, I would like to provide an update on our financial performance, as well as an overview of our capital transactions. Core FFO for the second quarter of 2014 was $0.30 per share, compared to $0.28 per share in the first quarter of 2014, and $0.27 per share in the second quarter of 2013. Core FFO was up $0.02 per share from the first quarter of 2014 as a result of improved occupancy and the negative impact the extreme winter weather conditions had on first-quarter operating results.

Carrying a higher base of operating properties through the second quarter also contributed to the improvement, as our Cincinnati office portfolio disposition did not close until the end of the quarter. Same-property NOI growth for the 12 and 3 months ended June 30 was 3.5% and 4.6%, respectively. The 12-month number is reflective of our current annual run rate, driven by increased occupancy and rental rates in all product types.

The quarterly number is higher primarily because of timing of certain items. As Jim noted, our growth and average net effect of rental renewals was 7.6%, and we are happy to say that this is the third consecutive quarter that we have been able to report increased quarter-over-quarter rental rate growth on renewals across all three product types. We are optimistic about our ability to continue to push rental rates.

We generated $0.25 per share in AFFO, which equates to a dividend payout ratio of 68%. Although core FFO increased $0.02 per share from the first quarter, the increased capital expenditures that coincided with the second quarter’s increased leasing volume resulted in AFFO per share of being equal to the $0.25 per share reported for the first quarter of 2014.

On the balance sheet side, we finished the quarter with $60 million outstanding on our $850 million line of credit, as compared to $180 million outstanding at March 31. Building and land sales generated $297 million of proceeds during the quarter, which allowed us to reduce line of credit borrowings and overall leverage. We anticipate continued strong disposition activity for the last half of the year, which will allow us to fund development and minimize use of our line of credit.

We also repaid four secured loans totaling $64 million during the second quarter. In the process, we unencumbered about $155 million of properties to enhance our financial flexibility and credit profile.

During the second quarter and in early July, we issued 12.7 million common shares for net proceeds of $222 million. We are using the proceeds from ATM issuances, as well as proceeds from property dispositions to fund our increased development pipeline in the recently announced redemption of our $96 million in Series J Preferred Shares that carry a coupon of 6.625%.

The redemption of these Preferred Shares will result in an over $6 million of annualized reduction in preferred dividends. Our ATM shelf that we filed in the first part of 2013 has now been fully utilized.

All of these capital transactions, coupled with our operational performance, resulted in noteworthy improvements to our key financial metrics during the quarter. We reported a fixed charge coverage ratio of 2.3 times for the rolling 12 months ended June 30, compared to 2.2 times we reported last quarter, and 1.9 times that we reported one year ago. For just the second quarter, fixed charge coverage is now up to 2.4 times.

Net debt plus preferred EBITDA for the rolling 12 months ended June 30, 2014 was 7.4 times compared to the 7.8 times we reported last quarter, and the 8.2 times we reported for the rolling 12 months ended June 30, 2013. When looking at this metric for just the current quarter, it improves to 7.1 times. We expect to see continued improvement in these financial metrics, as development projects continue to come online and as we realize the benefit of the redemption from the Series J Preferred Shares.

We are in an excellent liquidity position and have no significant debt maturities until February of 2015. I will conclude by saying that we’re very happy to have reported another strong quarter and with that, I’ll turn it back over to Denny.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

Denny Oklak —Duke Realty Corp—Chairman and CEO

Thanks, Mark.

Yesterday, we raised and narrowed our guidance for FFO for 2014 to a range of $1.15 to $1.19 per share. This change is reflective of our overall strong start to the year across all aspects of our operations, and includes increased anticipated development starts, dispositions, and overall leasing activity for the year, which are expected to be better than what was originally anticipated. As noted in yesterday’s earnings release, additional detail upon revisions to certain guidance factors can be found on the Investor Relations section of our website.

In closing, we’re pleased with our team’s outstanding operational performance and allocation of capital year-to-date, which should set the stage for solid future growth to the benefit our stakeholders. So we’ll now open up the lines to the audience and we ask participants to keep your dialogue to one question or perhaps two very short questions.

You are, of course, welcome to get back into the queue. Thank you, and with that, we’ll open it up.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Jamie Feldman.

James Feldman—BofA Merrill Lynch—Analyst

I just want to get your latest thoughts on supply in the warehouse market. How are you guys feeling this quarter? What are your thoughts on the markets that are the greatest risk and concern?

Looks like you are ramping up your development pipeline even more. So how should we be thinking about that?

Jim Connor —Duke Realty Corp—COO

Jamie, it’s Jim Connor. I would tell you, much like last quarter when we talk about some of the specific markets, there are really only a couple around the country that look a little uncertain at this point in time. Dallas has unfortunately got a lot of questions, Dallas had a huge year last year of net absorption, between 16 million and 17 million square feet.

They were off to a great first quarter, north of 6 million square feet of absorption. That slowed down a little bit in the second quarter. So I think there’s a little bit of uncertainty there in the Dallas market.

All of the other major industrial markets, Chicago, Pennsylvania, New Jersey, Atlanta, even the Inland Empire, as the large as the development there pipeline is, there is just a great deal of leasing and a great deal of positive absorption. So I wouldn’t tell you outside of Dallas that we’ve got, you know, our eyes on any particular market right now.

James Feldman —BofA Merrill Lynch—Analyst

Okay. And then as a follow-up to that on the demand side, what did you guys see in the quarter? Did you see continuation of the same level of demand? Is it picking up?

We certainly saw better GDP announced yesterday. What are you seeing recently?

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

Jim Connor —Duke Realty Corp—COO

I would tell you across the board demand is up. We’re just compiling our own internal study of all of the spec products in all of the different markets, but the spec that’s out there, in the second quarter, we’re tracking about 18 million square feet of that was absorbed. That’s not true net absorption of the market, that’s just of the specs base that was complete or under construction.

You know, leading that would be the Inland Empire, north of 9 million square feet of absorption, so a big quarter. But a lot of good numbers across the board. So I — we still think the vast majority of the markets are in very good health and very much in balance.

Denny Oklak —Duke Realty Corp—Chairman and CEO

Well, and Jamie, our 9 million square feet of leases that we signed in the second quarter was really our second highest quarter for the last two years. So momentum is certainly still out there with the wind at our back right now.

James Feldman —BofA Merrill Lynch—Analyst

Okay, great. Thanks, guys.

Operator

Michael Bilerman.

Kevin Varin —Citigroup—Analyst

Hi, This is Kevin Varin with Michael. You know, how should we think about development spreads going forward, just based on the new starts and guidance?

You mentioned in your opening remarks that yields on the new projects were 7.1%, which is down from the overall pipeline. So are they starting — are the spreads starting to tighten to acquisition cap rates, given either increased development competition or maybe higher construction costs?

Jim Connor —Duke Realty Corp—COO

I would tell you that it is a competitive market out there and, you know, there’s a lot of local developers that are in the markets. There’s no shortage of capital. So that’s one piece of it.

You know, we’ve seen construction price go up, but I think we covered this on the last call, we have not seen significant increases that some of our peers have pointed out, which we think is probably because we have our own construction company, so we have a little bit better handle on managing the costs there. While we’ve seen a little bit of compression on the yields, as long as we’re doing stabilized yields north of 7%, with overall yields north of 8%, given where cap rates are, there’s just huge value creation.

Mark Denien —Duke Realty Corp—CFO

Kevin, this is Mark. I would add to that, too, that the product mix has a little bit to do with the decrease in our yields this quarter because a higher percentage of our development starts this quarter was on the industrial side, whereas the prior couple quarters we had a little bit more office and medical office in that number.

So I agree with what Jim said. The overall quality of the yields is still really there, holding up.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

Jim Connor —Duke Realty Corp—COO

Yes, I think if you were to look at where yields have come down slightly, I’ve seen substantially more cap rate compression in the last two quarters. So I still think — I could make a compelling case that spreads have probably increased slightly as opposed to going down.

Kevin Varin —Citigroup—Analyst

Okay, thanks, that’s helpful. Then just one follow-up question is, I just wanted to see if you had more clarity on what the new incremental sales are in terms of what asset types you’re looking to market out there and then also how we should think about timing as well.

Jim Connor —Duke Realty Corp—COO

Well, Kevin, it really hasn’t changed much for us. We’re still focused on selling, primarily again, the Midwest suburban office assets with a couple selected suburban office assets in the Southeast, where, like we did with 3630, there’s just some very opportunistic sales we can do right now. And then in the second half of the year, I mean you’ll also see us selling a couple of, just the little bit of remaining retail that we have left, which is something we’ve been planning on teeing up here for a while.

The only other thing I would add is you might see a bit of selective pruning of the industrial portfolio also in the second half of the year, and this will mainly be, I would say, the older, smaller, lower clear height type product that we have in a few of our markets. The pricing on that out there seems very good right now. So I think we’ll selectively prune some of that.

As far as timing goes, we closed quite a bit right near the end of June, things we’ve been working on for a while, including those two office dispositions. So the pipeline, I would say, is sort of getting geared back up right now. So I would tell you likely the dispositions will be later in the third quarter and then throughout the fourth quarter.

Kevin Varin —Citigroup—Analyst

Okay. Thank you.

Operator

Vance Edelson.

Vance Edelson —Morgan Stanley—Analyst

On the industrial side, the development projects range in size from under 100,000 to more than 1 million square feet and just about every size in between. So presumably you get a good feel for where the build-to-suit and other demand is coming from. So can you share with us your thoughts on which size category you’re seeing the most active demand and how that shapes your speculative build plans going forward, or is it pretty much across the board regardless of size?

Jim Connor —Duke Realty Corp—COO

Well, I would say that build-to-suit activity, as leasing activity, is pretty strong across all segments. The one, the one probable clarification I would make, there are fewer large buildings available in the inventory, either spec, second generation, out there today.

So the tenants that need 500,000 square feet or greater, more of those have to consider build-to-suit than perhaps, say, a 100,000-foot prospect that was in the market. But as you stated in the question, we’re seeing activity all over the board.

Vance Edelson —Morgan Stanley—Analyst

Okay. That’s helpful. And then as my quick follow-up, on the industrial leases expiring, say, over the next 12 to 18 months, could you give us an updated feel for the portion that were signed during the recession and what the potential price rolls might look like on those?

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

Mark Denien —Duke Realty Corp—CFO

Yes, Vance, you know, it’s quite similar to what’s been rolling the last couple quarters. We look out about 18 months. And of all of our industrial leases expiring over the next 18 months, right at about 50% of those were signed between 2009 and 2011, and then the other 50% is split fairly even between deals signed before 2009 and after 2011.

So the way we look at it, the deals before 2009 and after 2011, probably fairly modest rent growth on those deals, the deals signed in the 2009 to 2011 timeframe, we’re getting deals up into the high teens on some of those. So we think when you average it out it’s pretty close to the run rate we’ve been at the last couple quarters, which is, you know, close to the high single digits, I would call it.

Vance Edelson —Morgan Stanley—Analyst

Okay. Terrific. Thanks.

Operator

Brendan Maiorana.

Brendan Maiorana Analyst

Mark, if I look at sources and uses as it relates to the guidance for the back half of the year, it seems like you’ve gotten — as I think maybe you or Denny mentioned in the script, you’ve gotten more aggressive in terms of where the dispositions are coming out more conservative in terms of acquisitions. Seems like a portion of that is related to the Series J redemption. But is there a portion that you’re using opportunistically to delever a little bit more? It seems like maybe, relative to what you have coming in the door, there’s a little bit less in terms of what you need to spend it on.

Mark Denien —Duke Realty Corp—CFO

Yes, Brendan, I would say that if you just kind of look at the midpoint of our guidance from acquisitions and development dispositions, where we have to go, when you factor in the two large office dispositions that we had that closed late in the second quarter, we probably have about a net, I would call it, $100 million of excess capital coming in the door. So you’re probably right. Absent an even further increase in the development pipeline, the way we’ve seen it, we’ve really prefunded a little bit of that development pipeline as we look forward over the next six to nine months.

So that’s really what we’ve got it earmarked for right now, is development. As that picks up or decreases, that will drive how much additional capital we need. As we sit here today, we don’t really see any needs for capital for the next six months to speak of, with any significance.

Brendan Maiorana Analyst

Okay, that’s helpful. Just as a follow-up, so the guidance, there were a couple of changes all around and you guys moved the range up a little bit. I saw the same-store range didn’t change and you’re kind of tracking ahead.

You’ve got nice rent spreads and it seems like you feel pretty good about occupancy. If you’re 3.5% in a year-to-date and you add a little bit of a tough Q1 with some weather issues, is it fair to think that you’re likely to be towards the upper end of the 2% to 4% same-store range this year?

Mark Denien —Duke Realty Corp—CFO

Yes, I think we can get to the upper end. I think the first quarter was a little deceivingly low, like you said, for — to weather reasons. And then the second quarter is a little bit higher than a run rate for some other small reasons.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

So you average it out, that 3.5% on a 12-month is pretty close to what we believe our current run rate can be for the foreseeable future. Now, I’ll caveat that a little bit with saying that we have had significant occupancy increases over this period of time, and we’re getting closer and closer to full occupancy, although we do still think we have some room to go on the occupancy, we just don’t know that it will be at the pace that we’ve been increasing the occupancy by. So we’ll have to come down to the rental rate growth side.

Denny Oklak —Duke Realty Corp—Chairman and CEO

And Brendan, the other reason we didn’t really change it is because that number can fluctuate so much based on our dispositions, and, you know, we’ve got a pretty good plan in place for dispositions, but you never know the timing of closings and those types of things. So as we looked at that, we just selected not to change it.

Brendan Maiorana Analyst

Okay. That makes sense. Thanks, guys.

Operator

Dave Rodgers.

David Rodgers —Robert W. Baird & Company, Inc.—Analyst

Jim, maybe a question for you on the spec developments that you’re doing and the spec developments you’re tracking in the market. It might be easier, I guess, if you address your own. But I guess I’m wondering how much market rents are being pushed at the high end by these spec developments.

I guess another way of asking that is when you’re going to an area, putting in a new spec building, what’s your premium rent that you’re seeking? Or are you really targeting markets that maybe have already gotten replacement cost rents back from the recovery? Just a little more color on that would be helpful.

Jim Connor —Duke Realty Corp—COO

I would tell you without any specifics, probably half of the markets across the US are there. Deals are being done in existing space, first and second generation, to support the yields, the rents and the yields we need on spec development. The remaining half is probably within $0.05 to $0.10.

For the right users, for the right timing, for the right location — that’s not too big a premium. That’s why you’re seeing as much build-to-suit activity as you’re seeing around the country.

David Rodgers —Robert W. Baird & Company, Inc.—Analyst

And that’s consistent with your portfolio as well? You’ve been a little late to the spec game, but that’s probably been why there’s a little bit more conservatism?

Jim Connor —Duke Realty Corp—COO

Yes, we have tried to exercise a little conservatism. We can still remember 2007—2008, but, you know, we’ve got — we had so many really good build-to-suit opportunities across the spectrum that it hasn’t really paid for us to on that much spec risk.

Now that so many of our portfolios, industrial portfolios in particular, are north of 95%, there’s an opportunity there that we need to take advantage of, just to handle the growth of our existing clients in some of these markets. So that’s why you’ll continue to see us selectively pick some markets that we feel comfortable where our portfolio is, where rents are, where absorptions are, and we’ll continue to do a modest number going forward.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

David Rodgers —Robert W. Baird & Company, Inc.—Analyst

All right, great. Mark, maybe one for you. I think we’ve talked about this before, but I’ll ask it again.

Given your comfort just more recently, issuing equity on the ATM and given, maybe, some comfort going a little bit lower into your preferreds, breaking that 6%, 7% barrier in terms of the yield and buying back that Series J. As you look at the rest of the preferreds, I don’t know if you commented on this already, but if you would, what stops you at this point, given where the equity is, given where some of these 15-year bonds are pricing out in terms of getting rid of the rest of those preferreds?

Mark Denien —Duke Realty Corp—CFO

Yes, Dave, the biggest thing is the development pipeline and the disposition. We want to make sure, like we’ve said before, that we’ve got all of our bets covered on the development side first, and if we’ve got some excess capital and our stock’s trading at a nice price, then we’ll look to opportunistically take some more preferreds down over time.

But with the disposition pipeline that we have in front of us we may have the opportunity to do some of that through the dispositions. We just need to see how that plays out first.

David Rodgers —Robert W. Baird & Company, Inc.—Analyst

Okay, great. Thanks.

Operator

Eric Frankel.

Eric Frankel —Green Street Advisors—Analyst

Thank you very much. I’m curious, if your development pipeline increases further for whatever reason, how would you likely fund it?

Mark Denien —Duke Realty Corp—CFO

It would be through some combination of disposition proceeds or the ATM. Like we said at the beginning of the year, Eric, our plan all along was to fund our net growth 60/40. 60% equity/disposition proceeds, 40% debt.

We’ve been able to fund everything thus far for the most part through the disposition program. But to the extent that we still have attractive development out there and we don’t have the dispositions to pay for it, we will look to fund it through the ATM.

Denny Oklak —Duke Realty Corp—Chairman and CEO

I would also say, Eric, I don’t think you’re going to see that pipeline get much bigger than it is right now. We kind of keep our eye on that on a regular basis and know about where we want to keep it and, you know, it’s been running more in the $600 million to $700 million range.

We’re a bit over $700 million this quarter. But, you know, I don’t see or think you’ll ever see it ramp up significantly above that.

Eric Frankel —Green Street Advisors—Analyst

Okay, okay. It’s just interesting that this quarter, obviously, as you’ve stated yourself, you essentially prefunded your increased development with almost all equity, I thought that was an interesting move.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

I think the only other question I have is regarding the leasing of some of the spec developments that came online in the last year or two. Did those leases come in at or above pro forma in terms of rental rates?

Jim Connor —Duke Realty Corp—COO

Yes, they came in above pro forma. You know, the only differential is sometimes you underwrite five-year leases and you end up doing 10-year leases. If you look at the net rents across the term of the yields we’re above across the board.

Eric Frankel —Green Street Advisors—Analyst

Terrific. Thank you very much.

Operator

Neil Malkin.

Neil Malkin —RBC Capital Markets—Analyst

I just had a question. The Cincinnati portfolio you sold, can you give us a cap rate on that, you know, from a, I guess, GAAP or EBITDA perspective and then what it would be from an AFFO or economic standpoint, like what’s the spread there? And then also, can you at all quantify how much, around how much TIs, total CapEx you could probably take out of your portfolio once the majority of the suburban office dispositions are completed?

Mark Denien —Duke Realty Corp—CFO

Well, I guess the answer to the first question is we really don’t disclose cap rates on specific transactions, obviously, for competitive reasons. That is blended in with our overall cap rate or in-place yield, as we call it, that we disclosed. And — but on the second question, the difference between sort of the in-place NOI cap rate and what we would believe is kind of a normal after-CapEx, really, as we look out on that portfolio, it’s about 150 basis points lower on a cash basis than on an NOI basis, on a pretty consistent basis.

And that’s probably about average or maybe even a bit low, on the low side for some of our office. Probably goes between 150 basis points and 200 basis points from cash to NOI. And I’m sorry, the last question was—

Neil Malkin —RBC Capital Markets—Analyst

Well, I mean, if you — I’m not exactly sure. I guess maybe if you can quantify the amount that you could possibly sell and you have left to sell of the suburban office assets and then, I guess we could actually figure out how much the — how much spend you could possibly be saving, right? Because those are obviously CapEx-intensive assets you’re selling.

Jim Connor —Duke Realty Corp—COO

Yes, that’s right. I think we — if you look back probably over the last couple years, I think we disclose every quarter pretty much how much CapEx we’re spending by product type. So you can see that.

And clearly, the suburban office is where the higher number is, as well as for the higher percentage, and so that’s coming down. Again, if you look at our remaining dispositions for the rest of the year in our guidance, which is probably $300 million to $400 million, at least 50% of that, I would say, is going to be in the suburban office, probably a little bit more than 50% of it.

Neil Malkin —RBC Capital Markets—Analyst

Okay, great. Thank you, guys.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

Operator

Jamie Feldman.

James Feldman —BofA Merrill Lynch—Analyst

I was hoping you guys could spend a little bit more time on your comments on the office business. Sounds like rents aren’t necessarily moving, concessions are coming in. Can you give a little bit more color in terms of what you’re seeing on both the demand side and rent growth and maybe a little more granularity on the different markets?

Jim Connor —Duke Realty Corp—COO

Sure, Jamie. I think as we outlined in the script, you know, there’s not a great deal of rent growth in the suburban office market yet. But where we are making up some ground is concessions are trending down, less free rent, less TIs in particular going into the deals, better term is probably a big factor that doesn’t get talked about a lot.

You know, office tenants in the last few years have been a little nervous to make commitments beyond that three- to five-year period. Now we’re starting to see tenants making longer-term commitments, which improves the economics of a lot of our deals.

Denny Oklak —Duke Realty Corp—Chairman and CEO

Just adding to what Jim said, the Midwest ramps are still pretty flat, but I think we’ve actually seen some decent rent growth in a couple of the Southeast markets, and we’re not in all that many office markets anymore, but Raleigh’s held up extremely well in both from a volume and a very stable and growing rental rate stream. South Florida, the activity has been pretty good across the board and rents continue to creep up down there. So, you know, the suburban office market is coming back slowly, slowly, and even in the Midwest, I think, I would say I think our activity is probably up a little bit, but rental rates probably are not.

James Feldman —BofA Merrill Lynch—Analyst

Do you get the sense that maybe three quarters or a year from now we’ll be talking about a much more robust office market or it just feels like we’re stuck in neutral here in your markets, outside the Southeast, I guess?

Jim Connor —Duke Realty Corp—COO

Well, we would love to be talking about that, Jamie. But I don’t — realistically, I don’t think so. I don’t think — we’re not seeing the trends where you’re going to see a real significant turnaround where you’ve got some substantial rent growth in the next 12 months.

I just — I don’t think we’re that bullish on the suburban office market yet. I think we’ll continue to make modest increases in occupancy, like we have over the last 18 months.

You know, in some of the better markets, as Denny alluded to, Raleigh, South Florida, even Texas, those markets, you know, rents have gotten back to where they are supporting new construction. I think the Midwest still lags behind and is a little bit softer.

James Feldman —BofA Merrill Lynch—Analyst

Okay. I appreciate the color.

Operator

Michael Bilerman.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

Michael Bilerman —Citigroup—Analyst

Denny, just on the Lehigh Valley industrial asset that was a build-to-suit, that was a build-to-suit that you had committed to take out from the tenant or from another developer?

Denny Oklak —Duke Realty Corp—Chairman and CEO

That one was from another developer.

Michael Bilerman —Citigroup—Analyst

And what was the, I guess, this is just you were attracted by the asset or — what was it — what drove you to —

Denny Oklak —Duke Realty Corp—Chairman and CEO

Yes Michael, that was — you know, the Pennsylvania area and New Jersey are the geographic area we’re trying to grow in and this was a good opportunity for us from a group, you know, that we have a relationship with and we like the price per pound and, you know, it’s an excellent building in an excellent location. So it’s always good for certain private developers to be able to have a takeout and if they can get that up front, a lot of times you get a bit better deal on it than if it’s fully complete. So we believe we did on that one.

Jim Connor —Duke Realty Corp—COO

Yes, Michael, the other thing I would add is we have a long-standing relationship with the tenant. We have that tenant in four or five other buildings around the country.

So we have a very high level of comfort with them, a strong relationship. So we think there’s actually an opportunity to grow.

Michael Bilerman —Citigroup—Analyst

And what’s that lease length like?

Denny Oklak —Duke Realty Corp—Chairman and CEO

10 years I think, and annual rent growth.

Michael Bilerman —Citigroup—Analyst

Yes, so what is that? And what was your sort of going in versus the GAAP rate, cap rate on it?

Denny Oklak —Duke Realty Corp—Chairman and CEO

I don’t remember exactly, but the going in was 6% and I think it’s 1.5% to 2% bumps for sure. But I think closer to 2% on that deal.

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

Michael Bilerman —Citigroup—Analyst

Okay. On the medical office, do you have any desire as you think about the acquisition market being pricey, and you’re continuing to sell assets and raising that guidance, are you thinking about capping the medical office assets at all for proceeds?

Denny Oklak —Duke Realty Corp—Chairman and CEO

No, as you recall we did about — we sold and improved net portfolio at the end of last year, about $250 million. Couple of those closed, I think, early this year.

And, you know, we said at the time that that really — we took advantage of the market, what we thought was good pricing, sold some assets that weren’t as strategic to us as the ones we retained for hospital relationships or geographical purposes. So we’re very comfortable with where that portfolio is now and quite honestly there’s really none of that in our disposition guidance.

Michael Bilerman —Citigroup—Analyst

And then as you think about just, Mark, on the balance sheet, sort of the target ratios in terms of funding from here and, you know, definitely raising the equity, certainly, was a big positive in terms of funding and making sure you have the capacity, I’m just curious, and obviously buying back the preferred’s is going to help fixed charge as well. How should we think about where you want your ratios to be going forward? From a debt-to-EBITDA, debt-to-gross assets, and a fixed charge perspective?

Mark Denien —Duke Realty Corp—CFO

Michael, we haven’t really set any, you know, targets in the sand like we did back in 2009, but what I would tell you is this, a couple things. As we look out towards the end of the year, we fully expect our debt-to-EBITDA to be under 6.5 by the end of the year, our debt plus preferred to EBITDA to be well under 7 by the end of the year, and our fixed charge closer up to 2.5.

And then from that point on, what I would say our plan is, is to grow the Company, to grow mainly through development and to fund that growth at a better leverage profile than we set here today, more in that 60/40 range. And if we do that, all those ratios naturally will just continue to improve.

Michael Bilerman —Citigroup—Analyst

Right. Okay. And how much do you have left on the ATM right now?

Mark Denien —Duke Realty Corp—CFO

We are out of our ATM. That—

Michael Bilerman —Citigroup—Analyst

So you’re going to reload that?

Mark Denien —Duke Realty Corp—CFO

I’m sorry?

Michael Bilerman —Citigroup—Analyst

Are you going to reload it?

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

Mark Denien —Duke Realty Corp—CFO

Yes, I think it’s prudent to always have it out there just if we need it, to have it, so you’ll probably see us reload that sometime in the not-too-distant future.

Michael Bilerman —Citigroup—Analyst

Okay. Thanks for the time.

Operator

Ki Bin Kim.

Ki Bin Kim —SunTrust Robinson Humphrey—Analyst

Sorry if someone has already asked this question or not but you guys have been pretty much a net disposer short of developments, just on buying and selling for a couple years now. How should we think about that next year? How does that dynamic change a little bit next year?

Denny Oklak —Duke Realty Corp—Chairman and CEO

Well, I think, Ki Bin, we’re now at the point — I guess I would say a couple things there. When you look from here on out for the next six months to, say, 12 months, we’re still targeting some of the Midwest suburban office assets, which are just not long-term holds for us, and we’re — we obviously did some of that in the first half of this year and we’ve got some more that you’ll see us do in the second half of the year. And then we also are targeting our — just these couple retail assets that we still own or own a partial interest in, because those are pretty much stabilized now, and I think the pricing will be pretty good on those, so we’re going to get rid of those.

I think looking forward, you know, when you look around the rest of our portfolio, including industrial, suburban office, medical office, it’s going to be properties that we really like. So I think you’ll see us be more opportunistic and strategic on the dispositions, once we get through a little bit of those targeted assets again, and the dispositions will really depend on a lot of different things. First of all, what cap rates are, and if we think it’s a really good time to sell, we’ll look at selling, what our development pipeline might be if we’ve got a development pipeline that we can sell some older assets and redeploy those back — the proceeds back into great new development assets, we’ll do that.

So I think, sitting here today, we don’t really have any specific targets for a dollar volume and what it might be after this year. I think it will be more strategic and really based on market conditions.

Ki Bin Kim —SunTrust Robinson Humphrey—Analyst

No — I guess, I guess are you still — are you ruling out any kind of sizable dispositions, or is that still kind of possible?

Denny Oklak —Duke Realty Corp—Chairman and CEO

Well, I don’t think it’s very likely because, you know, we don’t have — our office portfolio’s getting down to the point now where it isn’t that sizable. So I don’t think you’re going to see any particularly sizable transactions, but I suppose something could come along, but I don’t think it’s likely.

Ki Bin Kim —SunTrust Robinson Humphrey—Analyst

Okay, and just one last one. Your service operations income, I know we’ve talked about it in the past, there’s other reasons why it’s there, not just to make the $18 million a year. Any change in terms of the right staff level and especially as it relates to that part of the business?

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JULY 31, 2014 / 07:00PM GMT, DRE - Q2 2014 Duke Realty Corp Earnings Call

Denny Oklak —Duke Realty Corp—Chairman and CEO

Well, the staffing in that piece of the business is just part of our — there’s no separate staffing for that piece of the business. You know, we get that business really primarily I would say through our land positions, because — and as you know, since we have been around for a long, long time, and definitely since we’ve been a public company, you know, if we can make some money by selling some land and doing a third-party construction project for a customer who wants to own their building, we’re happy to do that. And those are the same people that would develop a build-to-suit that we owned on that land or develop a spec building on that land.

So it’s all part of the same group, and it’s — I would say the earnings are probably up a bit this year because we had a couple larger projects that were exactly like that, but we sold the land and entered into a third-party construction contract that proved pretty profitable for us. But again, we’ve had this discussion over the years. Our service operations are all there, have been very consistent, higher, obviously, in the years we were working on the BRAC project in DC, because that was such a large project. And has consistently has stayed about 5% of our overall FFO and that’s it.

Ki Bin Kim —SunTrust Robinson Humphrey—Analyst

Okay. That’s it for me. Thank you.

Operator

Thank you. There are no further questions in queue at this time. Please continue.

Ron Hubbard —Duke Realty Corp—IR

I would like to thank everyone for joining the call today. We look forward to reconvening during our third quarter call, tentatively scheduled for October 30. Thank you again.

Operator

Thank you, and ladies and gentlemen, that does conclude our conference for today. Thanks, again, for your participation and for using AT&T Executive Teleconference Services. You may now disconnect.

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